INDEPENDENT AUDITORS REPORT

To the Board of Trustees and Shareholders of Met Investors Series
Trust:

In planning and performing our audit of the financial statements of Met Investors Series Trust (the "Trust") [including J.P. Morgan Small Cap Stock Portfolio (formerly Cova Small Cap Stock Portfolio), J.P. Morgan Quality Bond Portfolio (formerly Cova Quality Bond Portfolio), J.P. Morgan Select Equity Portfolio (formerly Cova Select Equity Portfolio), J.P. Morgan Enhanced Index Portfolio (formerly Cova Large Cap Stock Portfolio), J.P. Morgan International Equity Portfolio (formerly Cova International Equity Portfolio), Lord Abbett Bond Debenture Portfolio (formerly Cova Bond Debenture Portfolio), Lord Abbett Mid-Cap Value Portfolio (formerly Cova Mid-Cap Value Portfolio), Lord Abbett Developing Growth Portfolio (formerly Cova Developing Growth Portfolio), Lord Abbett Growth Opportunities Portfolio, Lord Abbett Growth & Income Portfolio, Janus Aggressive Growth Portfolio, MFS Mid Cap Growth Portfolio, MFS Research International Portfolio, Oppenheimer Capital Appreciation Portfolio, PIMCO Money Market Portfolio, PIMCO Total Return Portfolio, PIMCO Innovation Portfolio, Met/Putnam Research Portfolio, Met/AIM Small Cap Growth Portfolio, Met/AIM Mid Cap Equity Portfolio, and State Street Research Concentrated International Portfolio] for the year or period ended December 31, 2001 (on which we have issued our report dated February 11, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trusts internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trusts internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management, the Trustees and Shareholders of Met Investors Series
Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Deloitte & Touche LLP

February 11, 2002
Boston, Massachusetts